Exhibit 99.1
News Release

Worldwide Press Office: Tel: 312.997.8640
UAL Corporation Reports Third Quarter 2009 Results
Reported Operating Profit, Narrowed Loss and Enhanced Liquidity
$123 Million 3Q09 Operating Profit, Excluding Charges; $88 Million 3Q09 GAAP Operating Profit
$63 Million 3Q09 Net Loss, Excluding Charges; $57 Million 3Q09 GAAP Net Loss
$1.5 Billion Financing in 3Q09 and Early 4Q09, Including Nearly $1 Billion in New Liquidity
PRASM Down 14.7% vs. 3Q08; Improvement From 2Q09
Mainline CASM, ex. Fuel and Charges, Down 1.6% vs. 3Q08; Total GAAP Mainline CASM Down 24.8% vs.3Q08
CHICAGO, Oct 20, 2009 — UAL Corporation (Nasdaq: UAUA), the holding company whose primary subsidiary is United Airlines, reported results for the third quarter ended Sept. 30, 2009. The company:
•	Reported a net loss of $63 million, or $0.43 per basic share, excluding non-cash, net mark-to-market hedge gains and certain accounting charges as outlined in note 6 of the attached statement of consolidated operations, narrowing its net loss by $202 million compared to the third quarter of 2008. The company reported a GAAP net loss of $57 million, or $0.39 per basic share.
•	Reported a year-over-year decline in consolidated passenger revenue per available seat mile (PRASM) of 14.7%, a 2.5-percentage-point improvement compared to the 17.2% decline in the second quarter of 2009.
•	Delivered a third consecutive quarter of non-fuel unit cost reduction, with mainline unit cost per available seat mile (CASM) for the quarter down 1.6% year-over-year, excluding fuel and certain accounting charges, despite a reduction in mainline capacity of 8.2% year-over-year. Mainline CASM, including fuel and excluding non-cash, net mark-to-market fuel hedge gains and certain accounting charges, was down 20.3% year-over-year. GAAP mainline unit cost, including these items, was down 24.8%.
•	Closed the quarter with total cash of $2.8 billion, unrestricted cash of more than $2.5 billion, and restricted cash of $309 million.
•	Completed financings totaling more than $1.5 billion, including $270 million in the third quarter and nearly $1.3 billion early in the fourth quarter, raising roughly $1 billion in new liquidity. Through these financings, the company also reduced its debt and net capital lease obligations for 2010 by $215 million and for 2011 by $100 million.
•	As a part of the $1.3 billion in early fourth quarter financings, the company completed a $129 million financing with SkyWest, Inc, one of its regional flying partners. The agreement includes a contract extension on 40 existing aircraft as well as commitments for a small number of additional aircraft.
•	Ranked No. 2 in on-time arrivals among the major network carriers year-to-date through September, trailing the leader by less than one half of one percentage point.
•	Continued to improve the quality of its products and services, with customer satisfaction scores significantly improving across the board compared to last year.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

News Release

“Against a challenging environment, our people are delivering improvements across the business. With the work we have done and the strength of our network, we are poised to see better year-over-year unit revenue performance as economies begin to recover and business travel returns,” said Glenn Tilton, UAL Corporation chairman, president and CEO. “We are again demonstrating that we can improve customer satisfaction and on-time performance even while reducing our unit costs.”
Unit Revenue Pressure Moderates From Second Quarter 2009
For the third quarter, consolidated PRASM declined 14.7%, an improvement of 2.5 percentage points compared to the second quarter of 2009. Consolidated yield declined 17.1% and consolidated load factor increased 2.5 points year-over-year. During the quarter, the company recorded a favorable $36 million adjustment to revenue due to certain tax adjustments.

	3Q 2009	Passenger
	Passenger	Revenue %	PRASM %	ASM[1] %
	Revenue	Inc (Decr) vs.	Inc (Decr) vs.	Inc (Decr) vs.
Geographic Area	(millions)	3Q 2008	3Q 2008	3Q 2008

Domestic	$1,951	(22.9%)	(14.2%)	(10.2%)

Pacific	606	(30.0%)	(23.9%)	(7.9%)
Atlantic	635	(16.3%)	(16.1%)	(0.3%)
Latin America	75	(40.2%)	(26.7%)	(18.4%)

International	$1,316	(24.8%)	(20.3%)	(5.6%)

Mainline	$3,267	(23.7%)	(16.8%)	(8.2%)

Regional Affiliates	844	1.2%	(12.3%)	15.3%

Consolidated	$4,111	(19.6%)	(14.7%)	(5.7%)

[1]	ASM: Available Seat Miles
Cargo revenue for the quarter decreased 43% year-over-year as a result of lower volumes and continued pressure on yields due to the weak economy. United’s significant presence in the Pacific export markets, which have been particularly impacted by the weakness in the global economy, continues to disproportionately affect its cargo revenue.
Non-Fuel Unit Costs Declined Year-Over-Year for the Third Consecutive Quarter
Total consolidated expense, including fuel, was down $1.4 billion year-over-year in the third quarter, excluding non-cash, net mark-to-market hedge gains and certain accounting charges. Consolidated expense, excluding fuel and certain accounting charges, was down $214 million or 6.7%, as the company continued its success in reducing costs as capacity declined. Total GAAP consolidated expense, including these items, was down $1.7 billion for the quarter.
Mainline CASM, excluding fuel and certain accounting charges, decreased 1.6% in the third quarter, despite an 8.2% decline in mainline capacity. This CASM reduction is about one percentage point better than the guidance provided by the company in September.
Consolidated CASM, excluding fuel and certain accounting charges, decreased 1.0% despite a 5.7% decline in consolidated capacity. GAAP mainline and consolidated CASM, including these items, was down 24.8% and 23.9% respectively, compared to the year-ago quarter.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

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Fuel Hedge Collateral Returns Offset Cash Hedge Losses
The company recorded $131 million in cash losses on fuel hedges that settled in the quarter. In addition, the company also recorded non-cash, net mark-to-market gains on its fuel hedges of $59 million. The cash losses on the contracts that settled during the quarter were offset by $123 million in cash collateral that was returned during the quarter. The table below details hedge impacts for the quarter:

	Three Months Ending Sept. 30, 2009
	(in millions)
		Included in
	Included in Fuel	Non-Operating
Fuel Hedge Impacts	Expense	Expense	Total
Non-Cash Net Mark-to-Market Net Gain	$25	$34	$59
Cash Net Loss on Settled Contracts	(92)	(39)	(131)

Total Recorded Net Loss	$(67)	$(5)	$(72)

Return of Hedge Collateral			$123
For the fourth quarter, the company has hedged 55% of its estimated consolidated fuel consumption at an average price of $75 per barrel. Excluding the legacy positions put in place in 2008, the company has hedged 43% of estimated consumption at an average price of $63 per barrel. For the full year 2010, the company has hedged 16% of its estimated consolidated fuel consumption at an average of $74 per barrel, including hedge coverage of 43% of estimated first quarter 2010 consumption at an average price of $74 per barrel.
Raised $1.5 Billion in New Financing, Including Nearly $1.0 Billion in New Liquidity
The company ended the quarter with a total cash balance of $2.8 billion, an unrestricted cash balance of more than $2.5 billion and restricted cash of $309 million.
The company raised approximately $270 million in the third quarter including $155 million from the spare parts financing previously announced in July 2009, $27 million from issuances of common equity to complete the December 2008 offering, $70 million from aircraft secured financings and approximately $20 million from asset sales.
Early in the fourth quarter, the company raised an additional $1.3 billion. This includes $345 million from a convertible debt offering, $138 million from the issuance of common equity, $129 million from a financing with SkyWest Inc. and $659 million from refinancing an enhanced equipment trust certificate (EETC), resulting in $90 million of incremental liquidity between closing and repayment of the existing secured notes. In addition to generating incremental liquidity, the EETC refinancing also reduced the company’s debt amortization for 2010 by $215 million and for 2011 by $100 million.
During the third quarter, the company generated $56 million of positive operating cash flow and $4 million of negative free cash flow, defined as operating cash flow less capital expenditures. The company had scheduled debt and net capital lease payments of $264 million during the third quarter and non-aircraft capital expenditures of $60 million.
“We have made significant progress relative to last year, reporting an operating profit of $123 million excluding charges, and generating what we believe will again be leading cost control among our peers, reducing our mainline unit costs even as we reduce capacity,” said Kathryn Mikells, UAL Corporation’s chief financial officer. “We continue to take action to improve our liquidity, and after successfully executing about $1.5 billion in transactions over the last four months, our unrestricted cash balance today stands at more than $3.1 billion, with only about $90 million in debt payments remaining this year.”
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

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Strong On-Time Performance and Customer Satisfaction Improvements Continue
United ranked second among the five U.S. network carriers in year-to-date 2009 on-time arrival performance through September, falling just one half of one percentage point behind the No. 1 spot. For the third quarter of 2009, United ranked third in on-time arrival performance, trailing the top spot by less than one percentage point.
The company continues to improve its key customer satisfaction measures among its best customers, with a significant improvement for the fourth consecutive quarter. Improvements were achieved across the travel experience, including aircraft cleanliness, seat and entertainment product workability, and employee courtesy.
Business Highlights
•	UAL Corporation announced that Jane C. Garvey, former administrator of the Federal Aviation Administration, has joined the UAL Board of Directors.
•	United announced it will be moving its Operations Center to Willis Tower in downtown Chicago. The City of Chicago and United have agreed to an economically viable incentive program that will ensure the city is competitive with other locations and that will make financial sense for United. The package, including tax incentives, grants and job training programs, will be used to offset United’s capital and facility build-out costs.
•	United announced that it will begin offering unlimited domestic upgrades to Mileage Plus members with elite status starting in the second quarter of 2010. In addition, Mileage Plus frequent flyers may now use their miles to book hotel stays worldwide and car rentals in the United States and Canada through a simple online booking process at united.com/hotelandcarawards.
•	United announced the introductory launch of Premier Baggage, the latest addition to the Travel Options by Unitedsm portfolio, enabling customers to pay a flat price to check two standard bags at no additional cost every time they fly on a United- or United Express-operated flight in a year.
•	United completed conversion of all of its B747s and B767s to its new international premium class configuration. Beginning in February 2010, the company will begin conversion of its B777s.
2009 Outlook
The company expects mainline CASM, excluding fuel, profit sharing and certain accounting charges for the full year 2009 to be down 0.5% to flat year-over-year. Since the company’s original guidance in January, it has reduced its projected full year mainline non-fuel costs by more than $350 million.
The company expects scheduled debt and capital lease payments of $215 million and capital expenditures of approximately $70 million for the fourth quarter 2009. Complete details on United’s outlook can be found in the Investor Update, available at united.com/ir.
Questions & Answers
Additional information can be found in the Q&A section of this release, beginning on page 8.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

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About United
United Airlines (Nasdaq: UAUA) operates approximately 3,300* flights a day on United and United Express to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 916 destinations in 160 countries worldwide. United’s 47,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.

*	Based on United’s forward-looking flight schedule for October 2009 to October 2010
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our amended credit facility and other financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts and cost reduction initiatives; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact the economic recession has on customer travel patterns; the increasing reliance on enhanced video-conferencing and other technology as a means of conducting virtual meetings; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by our respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements); labor costs, our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties, including those set forth under the caption “Risk Factors” in Item 1A. of the 2008 Annual Report, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission (“SEC”). Consequently, forward-looking statements should not be regarded as representations or warranties by UAL or United that such matters will be realized.
# # #
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

UAL CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		%
	September 30,		Increase/
(In accordance with GAAP)	2009	2008	(Decrease)
		As Adjusted
		(Note 2)

Operating revenues:
Passenger — United Airlines	$3,267	$4,280	(23.7)
Passenger — Regional Affiliates	844	834	1.2
Cargo	125	219	(42.9)
Other operating revenues	197	232	(15.1)

	4,433	5,565	(20.3)

Operating expenses:
Aircraft fuel (Notes 4 and 6)	1,064	2,461	(56.8)
Salaries and related costs (Note 6)	954	1,037	(8.0)
Regional affiliates (a)	775	882	(12.1)
Purchased services	279	327	(14.7)
Aircraft maintenance materials and outside repairs	253	256	(1.2)
Landing fees and other rent	226	222	1.8
Depreciation and amortization (Note 6)	220	234	(6.0)
Distribution expenses	145	181	(19.9)
Aircraft rent	88	115	(23.5)
Cost of third party sales	59	75	(21.3)
Other impairments and special items (Note 6)	43	(9)	—
Other operating expenses (Note 6)	239	275	(13.1)

	4,345	6,056	(28.3)

Earnings (loss) from operations	88	(491)	—

Other income (expense):
Interest expense	(146)	(144)	1.4
Interest income	3	24	(87.5)
Interest capitalized	3	6	(50.0)
Miscellaneous, net (Note 6)	(10)	(186)	(94.6)

	(150)	(300)	(50.0)

Loss before income taxes and equity in earnings of affiliates	(62)	(791)	(92.2)
Income tax expense (benefit) (Note 6)	(4)	2	—

Loss before equity in earnings of affiliates	(58)	(793)	(92.7)
Equity in earnings of affiliates, net of tax	1	1	—

Net loss	$(57)	$(792)	(92.8)

Loss per share, basic and diluted	$(0.39)	$(6.22)

Weighted average shares, basic and diluted	145.6	127.3
See accompanying notes.

(a)	Regional affiliates expense includes regional aircraft rent expense. See Note 3 for more information.

UAL CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In millions, except per share amounts)

	Nine Months Ended		%
	September 30,		Increase/
(In accordance with GAAP)	2009	2008	(Decrease)
		As Adjusted
		(Note 2)

Operating revenues:
Passenger — United Airlines	$8,909	$11,924	(25.3)
Passenger — Regional Affiliates	2,252	2,346	(4.0)
Cargo	370	674	(45.1)
Other operating revenues	611	703	(13.1)

	12,142	15,647	(22.4)

Operating expenses:
Salaries and related costs (Note 6)	2,838	3,262	(13.0)
Aircraft fuel (Notes 4 and 6)	2,528	5,884	(57.0)
Regional affiliates (a)	2,154	2,508	(14.1)
Purchased services (Note 6)	852	1,047	(18.6)
Aircraft maintenance materials and outside repairs	718	868	(17.3)
Landing fees and other rent	676	651	3.8
Depreciation and amortization (Note 6)	675	670	0.7
Distribution expenses	402	558	(28.0)
Aircraft rent	265	314	(15.6)
Cost of third party sales	172	204	(15.7)
Goodwill impairment (Note 6)	—	2,277	(100.0)
Other impairments and special items (Note 6)	250	214	16.8
Other operating expenses (Note 6)	699	816	(14.3)

	12,229	19,273	(36.5)

Loss from operations	(87)	(3,626)	(97.6)

Other income (expense):
Interest expense	(415)	(428)	(3.0)
Interest income	15	100	(85.0)
Interest capitalized	8	16	(50.0)
Miscellaneous, net (Note 6)	19	(177)	—

	(373)	(489)	(23.7)

Loss before income taxes and equity in earnings of affiliates	(460)	(4,115)	(88.8)
Income tax benefit (Note 6)	(46)	(30)	53.3

Loss before equity in earnings of affiliates	(414)	(4,085)	(89.9)
Equity in earnings of affiliates, net of tax	3	4	(25.0)

Net loss	$(411)	$(4,081)	(89.9)

Loss per share, basic and diluted	$(2.83)	$(32.62)

Weighted average shares, basic and diluted	145.1	125.2
See accompanying notes.

(a)	Regional affiliates expense includes regional aircraft rent expense. See Note 3 for more information.

News Release

Questions & Answers
Q1:	After the financing and refinancing activities over the last several months, what are 2010 debt and net capital lease obligations?

A1:	The company’s total debt and net capital lease obligations for 2010 will be approximately $900 million after recently announced transactions. This represents a reduction of approximately $200 million from prior disclosures for 2010 debt and net capital lease obligations.

Q2:	How have United’s efforts to generate ancillary revenue performed year-over-year?

A2:	United has been a leader in the industry’s move toward unbundling and generating new ancillary revenue streams through our Travel Options by Unitedsm program which offers a number of new innovative products that provide customers with the choice to purchase products and services that offer added comfort, convenience and rewards. Ancillary revenue from these options and other fees has increased to a total of $289 million this quarter. These revenues consist of Travel Options products such as Economy Plus upsell, Premier Line, Premier Bags and Award Accelerator, as well as ticket change fees and first and second bag fees. On a per passenger basis, ancillary revenues and fees have increased by almost 13% this quarter compared to last year, to approximately $13 per passenger.

Q3:	Which fees and ancillary revenues does United include in passenger revenue and which are included in other revenue? What impact did fees and ancillary revenues have in the quarter?

A3:	There is not a consistent industry practice among airlines regarding the recording and classification of ancillary and other revenues. Some ancillary revenue products, such as premium seat upsell revenues, are consistently recorded by most airlines as passenger revenue. Certain other ancillary revenue products, such as first and second bag fees and ticketing and change fees, are classified by some other carriers in other revenue. For United, first and second bag fees and ticketing and change fees are recorded in passenger revenue. Increases in these fees resulted in a 0.9 percentage-point improvement in consolidated PRASM year-over-year.

Q4:	What is the status of United’s fleet modernization program?

A4:	We are currently in the process of evaluating the proposals for fleet modernization from Airbus, Boeing and various engine manufacturers. We expect to make a decision soon on whether to pursue a potential order.

Q5:	Can you provide additional commentary on line items in the income statement where there were significant year-over-year changes in non-fuel cost?

A5:	Total non-fuel operating expense declined by $214 million year-over-year in the third quarter, excluding certain accounting charges, or 6.7%, as the company continued its efforts to reduce costs as capacity declined.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

News Release

Excluding the $22 million impact from special items, salaries decreased $105 million, or 10.1%, as a result of capacity reductions and efficiency improvements across the company. Productivity improved by nearly 3% in the third quarter compared to last year, reflecting both our efforts to improve efficiencies on the front line as well as our previously announced reductions in management and staff.

Distribution expenses decreased $36 million, or 19.9%. The decrease in passenger revenue was the primary driver of distribution expense savings.

Aircraft rent expense decreased $27 million, or 23.5% due to reduced lease payments associated with the elimination of the B737 fleet.

Excluding the $11 million impact from special items, purchased services and other operating expenses decreased by a combined $73 million, or 12.1%, reflecting our continued focus on reducing costs in this challenging environment. We continue to achieve rate reductions for goods and services through the application of our strategic sourcing process, in areas from ground handling to hotels. We are also benefiting from improved operational reliability, which reduces the waste and disruption associated with delays and cancellations.

Q6:	What is the composition of your unencumbered assets?

A6:	As of Oct. 20, 2009, the company has more than $600 million in unencumbered assets, with roughly half of the value in aircraft and half in spare engines and other assets.

After the closing of our recent liquidity transactions, our unrestricted cash balance is well above the thresholds in our credit card processor agreements. As a result, we have recently notified our largest credit card processor that we will be terminating our non-cash collateral agreement with them. This action will add $800 million of aircraft collateral to our pool of unencumbered assets during the fourth quarter, bringing total unencumbered assets to almost $1.5 billion, with unencumbered aircraft of over $1.0 billion.

Q7:	United has adjusted 2008 interest expense. What was the driver behind this adjustment?

A7:	The FASB issued accounting guidance in May 2008 that is effective for fiscal years beginning after Dec. 15, 2008 (referred to as FSP APB 14-1). This new guidance primarily relates to convertible debt that includes a cash settlement option and requires retrospective application to prior period financial statements to the extent the debt was outstanding in those periods. The primary effect of FSP APB 14-1 is to require the company to record a debt discount equal to the difference between the issuance date fair value of the debt without the conversion option and the proceeds received upon debt issuance. The debt discount amortization results in incremental non-cash interest expense in 2006 through 2011. This change increased third quarter 2008 interest expense by $12 million, and increased third quarter 2009 interest expense by $14 million. For the full year, the adjustment increases 2008 interest expense by $48 million and 2009 interest expense by $55 million. All incremental interest expense impacts resulting from FSP APB 14-1 are non-cash charges and have no impact on United’s financial covenant calculations.

Q8:	Does the company expect to record income tax provisions or credits in 2009?

A8:	Due to the application of accounting guidance issued by FASB for fiscal years beginning after Dec. 15, 2008 (referred to as FAS 141R), which changes the accounting treatment related to tax provisions in purchase accounting, the company expects to offset, through net income, future tax provisions or credits with changes to the valuation allowance. As a result of this treatment, the company expects to record a net zero tax rate, even in periods of profit, until such time as the valuation allowance is consumed or reversed. There may, from time to time, be modest impacts to income tax as a result of special or unusual charges, or as a result of items impacting Other Comprehensive Income. As a result of the company’s significant Net Operating Loss balance, the company carries a $3.0 billion valuation allowance as of Sept. 30, 2009.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

UAL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		%	Nine Months Ended		%
	September 30,		Increase/	September 30,		Increase/
(In accordance with GAAP)	2009	2008	(Decrease)	2009	2008	(Decrease)

Cash flows provided (used) by operating activities (a)	$56	$(387)	—	$878	$(250)	—

Cash flows provided (used) by investing activities:
Net sales of short-term investments	—	—	—	—	2,295	(100.0)
Additions to property, equipment and deferred software	(60)	(117)	(48.7)	(230)	(384)	(40.1)
(Increase) decrease in restricted cash	(57)	407	—	(37)	508	—
Proceeds from asset sale-leasebacks	41	59	(30.5)	135	59	128.8
Proceeds from litigation on advance deposits	—	—	—	—	41	(100.0)
Proceeds from the sale of property and equipment	31	29	6.9	77	43	79.1
Other, net	2	1	100.0	3	14	(78.6)

	(43)	379	—	(52)	2,576	—

Cash flows provided (used) by financing activities:
Repayment of Credit Facility	(9)	(9)	—	(18)	(18)	—
Repayment of other debt	(229)	(187)	22.5	(615)	(538)	14.3
Special distribution to common shareholders	—	(2)	(100.0)	—	(253)	(100.0)
Principal payments under capital leases	(26)	(9)	188.9	(129)	(209)	(38.3)
Decrease in capital lease deposits	—	—	—	22	154	(85.7)
Increase in deferred financing costs	(5)	(7)	(28.6)	(9)	(118)	(92.4)
Proceeds from issuance of long-term debt	187	253	(26.1)	321	337	(4.7)
Proceeds from the issuance of common stock	27	—	—	90	—	—
Other, net	1	1	—	(2)	(9)	(77.8)

	(54)	40	—	(340)	(654)	(48.0)

Increase (decrease) in cash and cash equivalents during the period	(41)	32	—	486	1,672	(70.9)
Cash and cash equivalents at beginning of the period	2,566	2,899	(11.5)	2,039	1,259	62.0

Cash and cash equivalents at end of the period	$2,525	$2,931	(13.9)	$2,525	$2,931	(13.9)

Reconciliation of cash and cash equivalents to total cash and cash equivalents and restricted cash:

	As of		%
	September 30,		Increase/
	2009	2008	(Decrease)

Cash and cash equivalents	$2,525	$2,931	(13.9)
Restricted cash	309	248	24.6

Total cash and cash equivalents and restricted cash	$2,834	$3,179	(10.9)

(a)	See Note 6[h] for the Company’s computation of free cash flow.

CONSOLIDATED NOTES (UNAUDITED)

(1)	UAL Corporation (“UAL” or the “Company”) is a holding company whose principal subsidiary is United Air Lines, Inc. (“United”).

(2)	On January 1, 2009, the Company adopted FASB Staff Position APB 14-1: Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate resulting in additional non-cash interest expense. FSP APB 14-1 requires retrospective application. The Company has two debt instruments with a combined principal amount of approximately $875 million that are impacted by FSP 14-1. The following financial statement line items for the three and nine months ended September 30, 2008 were affected by the adoption of this new accounting standard:

	Three Months Ended September 30, 2008			Nine Months Ended September 30, 2008
(In millions, except per share)	As Reported	As Adjusted	Effect of Change	As Reported	As Adjusted	Effect of Change
Interest expense	$(131)	$(144)	$(13)	$(392)	$(428)	$(36)
Nonoperating expense	(287)	(300)	(13)	(453)	(489)	(36)
Loss before income taxes and equity in earnings of affiliates	(778)	(791)	(13)	(4,079)	(4,115)	(36)
Net loss	(779)	(792)	(13)	(4,045)	(4,081)	(36)
Loss per share, basic and diluted	(6.13)	(6.22)	(0.09)	(32.34)	(32.62)	(0.28)
In addition, the Company adopted FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (“EITF 03-6-1”) effective January 1, 2009, which also requires retrospective application. EITF 03-6-1 clarifies that instruments granted in share-based payment transactions that are considered to be participating securities prior to vesting should be included in the earnings allocation under the two-class method of calculating earnings per share. The Company determined that its previously granted restricted shares are participating securities because the restricted shares participate in dividends. However, the impact of these shares was not included in the common shareholder basic loss per share computation in the 2009 or 2008 periods due to net losses in these periods.

(3)	United has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. Under these agreements, United pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rents of $111 million and $102 million for the three months ended September 30, 2009 and 2008, respectively, and $327 million and $309 million for the nine months ended September 30, 2009 and 2008, respectively, which are included in regional affiliate expense in our Statements of Consolidated Operations.

(4)	UAL’s results of operations include aircraft fuel expense for both United mainline jet operations and regional affiliates. Aircraft fuel expense incurred as a result of the Company’s regional affiliates’ operations is reflected in Regional affiliates operating expense. In accordance with UAL’s agreement with its regional affiliates, these costs are incurred by the Company. Fuel hedging gains or losses are not allocated to Regional affiliates fuel expense.

	Year-Over-Year Impact of Fuel Expense
	United Mainline and Regional Affiliate Operations
	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(In millions, except per gallon)	2009	2008	Change	2009	2008	Change
Total mainline fuel expense	$1,064	$2,461	(56.8)	$2,528	$5,884	(57.0)
Exclude impact of non-cash, net mark-to-market (“MTM”) gains (losses)	25	(336)	—	521	(119)	—

Mainline fuel expense excluding MTM (gains) losses	1,089	2,125	(48.8)	3,049	5,765	(47.1)
Add: Regional affiliates fuel expense	222	377	(41.1)	564	1,010	(44.2)

Consolidated fuel expense excluding MTM gains	1,311	2,502	(47.6)	3,613	6,775	(46.7)
Exclude impact of fuel hedge settlements	(92)	39	—	(491)	102	—

Consolidated fuel expense excluding hedge impacts (a)	$1,219	$2,541	(52.0)	$3,122	$6,877	(54.6)

Mainline fuel consumption (gallons)	511	564	(9.4)	1,480	1,691	(12.5)
Mainline average jet fuel price per gallon (in cents)	208.2	436.3	(52.3)	170.8	348.0	(50.9)
Mainline average jet fuel price per gallon excluding impact of non-cash MTM gains (in cents)	213.1	376.8	(43.4)	206.0	340.9	(39.6)

Regional affiliates fuel consumption (gallons)	105	93	12.9	294	279	5.4
Regional affiliates average jet fuel price per gallon (in cents)	211.4	405.4	(47.9)	191.8	362.0	(47.0)

(a)	See Note 6 for further information related to fuel hedging and non-GAAP measures.

(b)	Net adjustment for cash paid for fuel hedge settlements during the period and related collateral returned during the period. Collateral amounts include only the collateral change associated with contract settlements.
(5)	The table below sets forth certain operating statistics by geographic region and the Company’s mainline, regional affiliates and consolidated operations:
(% change from prior year)

						Regional
Three Months Ended September 30, 2009	Domestic	Pacific	Atlantic	Latin	Mainline	Affiliates	Consolidated
Passenger revenues	(22.9)	(30.0)	(16.3)	(40.2)	(23.7)	1.2	(19.6)
ASM	(10.2)	(7.9)	(0.3)	(18.4)	(8.2)	15.3	(5.7)
RPM	(8.0)	(2.0)	1.3	(14.8)	(5.4)	19.0	(2.9)
PRASM	(14.2)	(23.9)	(16.1)	(26.7)	(16.8)	(12.3)	(14.7)
Yield (a)	(18.5)	(24.8)	(13.7)	(26.8)	(19.4)	(15.0)	(17.1)
Load factor (points)	2.0	5.0	1.4	3.4	2.6	2.5	2.5

						Regional
Nine Months Ended September 30, 2009	Domestic	Pacific	Atlantic	Latin	Mainline	Affiliates	Consolidated
Passenger revenues	(23.6)	(32.6)	(19.5)	(39.1)	(25.3)	(4.0)	(21.8)
ASM	(12.0)	(12.3)	(2.5)	(17.3)	(10.7)	9.3	(8.6)
RPM	(10.8)	(13.5)	(3.9)	(20.6)	(10.6)	11.7	(8.4)
PRASM	(13.1)	(23.1)	(17.5)	(26.4)	(16.4)	(12.2)	(14.4)
Yield (a)	(17.2)	(17.4)	(12.3)	(18.1)	(16.5)	(14.0)	(14.6)
Load factor (points)	1.3	(1.1)	(1.2)	(3.1)	0.1	1.6	0.2

(a)	Yields for geographic regions exclude charter revenue, industry reduced fares, passenger charges and related revenue passenger miles.

CONSOLIDATED NOTES (UNAUDITED)
(6)	The Company incurred special operating charges related to aircraft lease terminations during the three and nine months ended September 30, 2009. In addition, the Company recorded unusual and/or infrequent items related to severance, employee benefits and depreciation and amortization, as noted below. Collectively, these charges are identified as “special items and other charges” in the Regulation G reconciliations below. The Company also adjusts certain of its financial statement items and measures of financial performance to primarily present the impacts of its fuel hedging on an “economic” basis. Items calculated on an “economic” basis consist of gains or losses for derivative instruments that settled in the current accounting period, but were recognized in a prior period in GAAP results, and changes in market value for derivatives that will be settled in a future period. These charges are identified as “non-cash, net mark-to-market gains (losses)” in the Regulation G reconciliations below. These special items and other charges and non-cash, net mark-to-market adjustments are as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2009	2008	2009	2008	Income Statement Classification
Goodwill impairment	$—	$—	$—	$2,277	Goodwill impairment

Intangible asset impairments	—	(16)	150	64
Aircraft and deposit impairments	19	—	19	143

Other impairments	19	(16)	169	207
LAX municipal bond secured interest (a)	—	—	27	—
Lease termination and special items	24	7	54	7

Total other impairments and special items	43	(9)	250	214	Other impairments and special items

Severance	22	6	23	88	Salaries and related costs
Employee benefit adjustments (b)	—	(6)	(33)	28	Salaries and related costs
Litigation-related settlement gain	—	—	—	(29)	Other operating expenses
(Gain) loss on asset sales	(11)	8	(11)	8	Other operating expenses
Purchased services charges (c)	—	—	—	26	Purchased services
Accelerated depreciation related to aircraft groundings	6	6	38	8	Depreciation and amortization

Total other charges	17	14	17	129

Total impairments, special items and other charges	$60	$5	$267	$2,620

Operating non-cash, net mark-to-market (gains) losses	(25)	336	(521)	119	Aircraft fuel

Total operating impact	$35	$341	$(254)	$2,739

Non-operating non-cash, net mark-to-market (gains) losses	(34)	183	(241)	162	Miscellaneous, net

Pre-tax impairments and other charges	1	524	(495)	2,901
Income tax benefit on impairments and other charges	(7)	3	(59)	(26)	Income tax benefit

Impairments and other charges, net of tax	$(6)	$527	$(554)	$2,875

Total fuel hedge (gain) loss adjustment	$(59)	$519	$(762)	$281

(a)	Amount relates to a pending legal matter that remains unresolved since the Company’s emergence from bankruptcy in 2006.

(b)	Amount relates to additional charges to adjust certain employee benefit obligations.

(c)	Amount relates to expense for certain projects and transactions that have been terminated or indefinitely postponed by the Company.

Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. The Company also believes that adjusting for special items, and other items unusual or infrequent in nature, is useful to investors because they are non-recurring items not indicative of the Company’s on-going performance. The Company does not apply cash flow hedge accounting. The Company believes that the net fuel hedge adjustments provide management and investors with a better perspective of its performance and comparison to its peers because the adjustments reflect the economic fuel cost during the periods presented and many of our peers apply SFAS 133 cash flow hedge accounting.

The tables below set forth the reconciliation of GAAP and non-GAAP financial measures for certain operating statistics that are used in determining key indicators such as adjusted passenger revenue per revenue passenger mile (“Yield”), operating revenue per available seat mile (“RASM”), operating expense per available seat mile (“CASM”), operating margin (loss) and net loss.

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2009	2008	Change	2009	2008	Change
[a] Yield (In millions)
Mainline
Passenger — United Airlines	$3,267	$4,280	(23.7)	$8,909	$11,924	(25.3)
Less: industry reduced fares and passenger charges	(11)	(13)	(15.4)	(30)	(35)	(14.3)

Mainline adjusted passenger revenue	$3,256	$4,267	(23.7)	$8,879	$11,889	(25.3)

Mainline revenue passenger miles	27,611	29,174	(5.4)	76,510	85,544	(10.6)
Adjusted mainline yield (in cents)	11.79	14.63	(19.4)	11.61	13.90	(16.5)

Consolidated
Consolidated passenger revenue	$4,111	$5,114	(19.6)	$11,161	$14,270	(21.8)
Less: industry reduced fares and passenger charges	(11)	(13)	(15.4)	(30)	(35)	(14.3)

Consolidated adjusted passenger revenue	$4,100	$5,101	(19.6)	$11,131	$14,235	(21.8)

Consolidated revenue passenger miles	31,425	32,379	(2.9)	86,734	94,696	(8.4)
Adjusted consolidated yield (in cents)	13.05	15.75	(17.1)	12.83	15.03	(14.6)

[b] RASM (In millions)
Mainline
Consolidated operating revenues	$4,433	$5,565	(20.3)	$12,142	$15,647	(22.4)
Less: Passenger — Regional Affiliates	(844)	(834)	1.2	(2,252)	(2,346)	(4.0)

Mainline operating revenues	$3,589	$4,731	(24.1)	$9,890	$13,301	(25.6)

Mainline available seat miles	32,193	35,082	(8.2)	93,746	105,004	(10.7)
Mainline RASM (in cents)	11.15	13.49	(17.3)	10.55	12.67	(16.7)

[c] CASM (In millions)
Mainline
Consolidated operating expenses	$4,345	$6,056	(28.3)	$12,229	$19,273	(36.5)
Less: Regional affiliates	(775)	(882)	(12.1)	(2,154)	(2,508)	(14.1)

Mainline operating expenses	$3,570	$5,174	(31.0)	$10,075	$16,765	(39.9)

Mainline available seat miles	32,193	35,082	(8.2)	93,746	105,004	(10.7)
Mainline CASM (in cents)	11.09	14.75	(24.8)	10.75	15.97	(32.7)

Mainline operating expenses	$3,570	$5,174	(31.0)	$10,075	$16,765	(39.9)
Add (less): impairments, special items and other charges and non-cash, net mark-to-market gains/losses	(35)	(341)	(89.7)	254	(2,739)	—

Adjusted mainline operating expense	$3,535	$4,833	(26.9)	$10,329	$14,026	(26.4)

Adjusted mainline CASM (in cents)	10.98	13.78	(20.3)	11.02	13.36	(17.5)

Adjusted mainline operating expense	$3,535	$4,833	(26.9)	$10,329	$14,026	(26.4)
Less: mainline fuel expense (excluding non-cash, net mark-to-market gains/losses)	(1,089)	(2,125)	(48.8)	(3,049)	(5,765)	(47.1)

Adjusted mainline operating expense	$2,446	$2,708	(9.7)	$7,280	$8,261	(11.9)

Adjusted mainline CASM (in cents)	7.60	7.72	(1.6)	7.77	7.87	(1.3)

CONSOLIDATED NOTES (UNAUDITED)

	Three Months Ended				Nine Months Ended
	September 30,		%		September 30,		%
	2009	2008	Change		2009	2008	Change
Consolidated
Consolidated operating expenses	$4,345	$6,056	(28.3)		$12,229	$19,273	(36.5)
Add (less): impairments, special items and other charges and non-cash, net mark-to-market gains/losses	(35)	(341)	(89.7)		254	(2,739)	—

Adjusted consolidated operating expenses	$4,310	$5,715	(24.6)		$12,483	$16,534	(24.5)

Consolidated available seat miles	37,034	39,280	(5.7)		107,086	117,209	(8.6)
Adjusted consolidated CASM (in cents)	11.64	14.55	(20.0)		11.66	14.11	(17.4)

Adjusted consolidated operating expenses	$4,310	$5,715	(24.6)		$12,483	$16,534	(24.5)
Less: consolidated fuel expense (excluding non-cash, net mark-to-market gains/losses)	(1,311)	(2,502)	(47.6)		(3,613)	(6,775)	(46.7)

Adjusted consolidated operating expenses	$2,999	$3,213	(6.7)		$8,870	$9,759	(9.1)

Adjusted consolidated CASM (in cents)	8.10	8.18	(1.0)		8.28	8.33	(0.6)

[d] Operating Margin (Loss) (In millions)
Consolidated operating earnings (loss)	$88	$(491)	—		$(87)	$(3,626)	(97.6)
Add (less): impairments, special items and other charges and non-cash, net mark-to-market gains/losses	35	341	(89.7)		(254)	2,739	—

Adjusted operating earnings (loss)	$123	$(150)	—		$(341)	$(887)	(61.6)

Consolidated operating revenues	$4,433	$5,565	(20.3)		$12,142	$15,647	(22.4)
Operating margin (loss) (percent)	2.0	(8.8)	10.8	pt.	(0.7)	(23.2)	22.5	pt.
Adjusted operating margin (loss) (percent)	2.8	(2.7)	5.5	pt.	(2.8)	(5.7)	2.9	pt.

[e] Pre-tax loss (In millions)
Loss before income taxes and equity in earnings of affiliates	$(62)	$(791)	(92.2)		$(460)	$(4,115)	(88.8)
Add (less): impairments, special items and other charges and non-cash, net mark-to-market gains/losses	35	341	(89.7)		(254)	2,739	—
Add (less): non-operating fuel hedge adjustments	(34)	183	—		(241)	162	—

Adjusted pre-tax loss	$(61)	$(267)	(77.2)		$(955)	$(1,214)	(21.3)

Pre-tax loss (percent)	(1.4)	(14.2)	12.8	pt.	(3.8)	(26.3)	22.5	pt.
Adjusted pre-tax loss (percent)	(1.4)	(4.8)	3.4	pt.	(7.9)	(7.8)	(0.1)	pt.

[f] Net loss (In millions)
Net loss	$(57)	$(792)	(92.8)		$(411)	$(4,081)	(89.9)
Add (less): impairments, special items and other charges and net operating fuel hedge adjustments	35	341	(89.7)		(254)	2,739	—
Add (less): non-operating fuel hedge adjustments	(34)	183	—		(241)	162	—
Add (less): income tax benefit (i)	(7)	3	—		(59)	(26)	126.9

Adjusted net loss	$(63)	$(265)	(76.2)		$(965)	$(1,206)	(20.0)

[g] Loss per share
Basic loss per share — GAAP	$(0.39)	$(6.22)	(93.7)		$(2.83)	$(32.62)	(91.3)
Add: impairments, special operating items and other charges (ii)	0.37	0.05	NM		1.43	20.71	(93.1)
Less: net fuel hedge adjustments	(0.41)	4.08	—		(5.25)	2.25	—

Basic and diluted loss per share excluding special operating items and other charges and net fuel hedge adjustments	$(0.43)	$(2.09)	(79.4)		$(6.65)	$(9.66)	(31.2)

[h] Operating cash flow (In millions)
Operating cash flow	$56	$(387)	—		$878	$(250)	—
Less: capital expenditures	(60)	(117)	(48.7)		(230)	(384)	(40.1)
Add: proceeds from litigation on advance deposits	—	—	—		—	41	(100.0)

Free cash flow	$(4)	$(504)	—		$648	$(593)	—

(i)	The Company’s tax benefit in the three and nine months ended September 30, 2009 primarily related to impairments, special items and indefinite lived intangible assets.

(ii)	Includes related tax benefits.

UAL CORPORATION AND SUBSIDIARY COMPANIES
(Mainline and Regional Affiliates (a))

	Three Months Ended
	September 30,		%
	2009	2008	Change
Revenue passengers (In thousands)
Mainline	15,179	16,758	(9.4)
Regional affiliates	6,897	6,092	13.2

Consolidated	22,076	22,850	(3.4)

Revenue passenger miles — RPM (In millions)
Mainline	27,611	29,174	(5.4)
Regional affiliates	3,814	3,205	19.0

Consolidated	31,425	32,379	(2.9)

Available seat miles — ASM (In millions)
Mainline	32,193	35,082	(8.2)
Regional affiliates	4,841	4,198	15.3

Consolidated	37,034	39,280	(5.7)

Passenger load factor (percent)
Mainline	85.8	83.2	2.6	pt.
Regional affiliates	78.8	76.3	2.5	pt.
Consolidated	84.9	82.4	2.5	pt.

Consolidated operating breakeven passenger load factor (percent)	83.0	90.4	(7.4	) pt.

Passenger revenue per passenger mile — Yield (cents) (See Note 6[a])
Mainline adjusted	11.79	14.63	(19.4)
Regional affiliates	22.13	26.02	(15.0)
Consolidated adjusted	13.05	15.75	(17.1)

Passenger revenue per available seat mile — PRASM (cents)
Mainline	10.15	12.20	(16.8)
Regional affiliates	17.43	19.87	(12.3)
Consolidated	11.10	13.02	(14.7)

Operating revenue per available seat mile — RASM (cents) (See Note 6[b])
Mainline	11.15	13.49	(17.3)
Regional affiliates	17.43	19.87	(12.3)
Consolidated	11.97	14.17	(15.5)

Operating expense per available seat mile — CASM (cents) (See Note 6[c])
Mainline	11.09	14.75	(24.8)
Mainline excluding special items, other charges and non-cash, net mark-to-market gains/losses	10.98	13.78	(20.3)
Mainline excluding special items, other charges, non-cash, net mark-to-market gains/losses and fuel	7.60	7.72	(1.6)
Regional affiliates	16.01	21.01	(23.8)
Consolidated	11.73	15.42	(23.9)
Consolidated excluding special items, other charges and non-cash, net mark-to-market gains/losses	11.64	14.55	(20.0)
Consolidated excluding special items, other charges, non-cash, net mark-to-market gains/losses and fuel	8.10	8.18	(1.0)

Mainline unit earnings (loss) (in cents) (b)	0.06	(1.26)	—
Mainline unit earnings excluding special items, other charges, non-cash, net mark-to-market gains/losses and fuel (in cents) (b)	3.55	5.77	(38.5)

Number of aircraft in operating fleet at end of period
Mainline	371	433	(14.3)
Regional affiliates	292	275	6.2

Consolidated	663	708	(6.4)

Other Statistics
Mainline average price per gallon of jet fuel (cents)	208.2	436.3	(52.3)
Mainline average price per gallon of jet fuel excluding non-cash, net mark-to-market (gains) losses (cents)	213.1	376.8	(43.4)
Mainline average full-time equivalent employees (thousands)	43.6	49.0	(11.0)
Mainline ASMs per equivalent employee — productivity (thousands)	738	716	3.1
Average stage length (in miles)
Mainline	1,459	1,398	4.4
Regional affiliates	499	465	7.3
Mainline fleet utilization (in hours and minutes)	11:14	10:50	3.7

(a)	Mainline includes United Air Lines, Inc. scheduled and chartered jet operations. Regional affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.

(b)	Unit earnings are calculated as RASM minus CASM.

UAL CORPORATION AND SUBSIDIARY COMPANIES
(Mainline and Regional Affiliates (a))

	Nine Months Ended
	September 30,		%
	2009	2008	Change
Revenue passengers (In thousands)
Mainline	42,933	49,002	(12.4)
Regional affiliates	18,875	17,554	7.5

Consolidated	61,808	66,556	(7.1)

Revenue passenger miles — RPM (In millions)
Mainline	76,510	85,544	(10.6)
Regional affiliates	10,224	9,152	11.7

Consolidated	86,734	94,696	(8.4)

Available seat miles — ASM (In millions)
Mainline	93,746	105,004	(10.7)
Regional affiliates	13,340	12,205	9.3

Consolidated	107,086	117,209	(8.6)

Passenger load factor (percent)
Mainline	81.6	81.5	0.1	pt.
Regional affiliates	76.6	75.0	1.6	pt.
Consolidated	81.0	80.8	0.2	pt.

Consolidated operating breakeven passenger load factor (percent)	81.6	NM	NM

Passenger revenue per passenger mile — Yield (cents) (See Note 6[a])
Mainline adjusted	11.61	13.90	(16.5)
Regional affiliates	22.03	25.63	(14.0)
Consolidated adjusted	12.83	15.03	(14.6)

Passenger revenue per available seat mile — PRASM (cents)
Mainline	9.50	11.36	(16.4)
Regional affiliates	16.88	19.22	(12.2)
Consolidated	10.42	12.17	(14.4)

Operating revenue per available seat mile — RASM (cents) (See Note 6[b])
Mainline	10.55	12.67	(16.7)
Regional affiliates	16.88	19.22	(12.2)
Consolidated	11.34	13.35	(15.1)

Operating expense per available seat mile — CASM (cents) (See Note 6[c])
Mainline	10.75	15.97	(32.7)
Mainline excluding special items, other charges and non-cash, net mark-to-market gains/losses	11.02	13.36	(17.5)
Mainline excluding special items, other charges, non-cash, net mark-to-market gains/losses and fuel	7.77	7.87	(1.3)
Regional affiliates	16.15	20.55	(21.4)
Consolidated	11.42	16.44	(30.5)
Consolidated excluding special items, other charges and non-cash, net mark-to-market gains/losses	11.66	14.11	(17.4)
Consolidated excluding special items, other charges, non-cash, net mark-to-market gains/losses and fuel	8.28	8.33	(0.6)

Mainline unit loss (cents) (b)	(0.20)	(3.30)	(93.9)
Mainline unit earnings excluding special items, other charges, non-cash, net mark-to-market gains/losses and fuel (in cents) (b)	2.78	4.80	(42.1)

Number of aircraft in operating fleet at end of period
Mainline	371	433	(14.3)
Regional affiliates	292	275	6.2

Consolidated	663	708	(6.4)

Other Statistics
Mainline average price per gallon of jet fuel (cents)	170.8	348.0	(50.9)
Mainline average price per gallon of jet fuel excluding non-cash, net mark-to-market (gains) losses (cents)	206.0	340.9	(39.6)
Mainline average full-time equivalent employees (thousands)	44.0	50.8	(13.4)
Mainline ASMs per equivalent employee — productivity (thousands)	2,131	2,067	3.1
Average stage length (in miles)
Mainline	1,440	1,402	2.7
Regional affiliates	485	460	5.4
Mainline fleet utilization (in hours and minutes)	10:50	10:54	(0.6)

(a)	Mainline includes United Air Lines, Inc. scheduled and chartered jet operations. Regional affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.

(b)	Unit earnings are calculated as RASM minus CASM.

NM — Not meaningful